Exhibit 5.2

July 16, 2021

Apollo Investment Corporation

9 West 57th Street

New York, New York 10019

Re:    Registration Statement on Form N-2 (File No. 333-238518)

Ladies and Gentlemen:

We have acted as special Maryland counsel to Apollo Investment Corporation, a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $125,000,000 aggregate principal amount of its 4.500% Notes due 2026 (the “Securities”), as contemplated by the underwriting agreement, dated July 9, 2021 (the “Underwriting Agreement”), among BofA Securities, Inc., as the representative of the parties named as Underwriters therein, the Company, Apollo Investment Management, L.P., a Delaware limited partnership registered as an investment adviser (the “Adviser”), and Apollo Investment Administration, LLC, a Delaware limited liability company (the “Administrator”). This opinion is being furnished at the request of the Company as contemplated by Section 7(c) of the Underwriting Agreement. Capitalized terms used and not otherwise defined in this letter are used with the meanings given those terms in the Underwriting Agreement.

In our capacity as special Maryland counsel to the Company and for purposes of the opinions expressed herein, we have examined originals or copies of the following documents:

(i)	an executed copy of the Underwriting Agreement;

(ii)

the Indenture, dated as of October 9, 2012, between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2021, between the Company and the Trustee, each as executed by the Company;

(iii)	the 4.500% Note due 2026 of the Company in the principal amount of $125,000,000 issued to Cede & Co., dated July 16, 2021, executed by the Company;

(iv)	the charter of the Company as currently in effect (the “Charter”);

(v)	the bylaws of the Company as currently in effect (the “Bylaws” and, together with the Charter, the “Governing Documents”);

(vi)

the registration statement of the Company on Form N-2 (File No. 333-238518) relating to the Securities filed with the Commission on May 19, 2020, as amended by Pre-Effective Amendments No. 1 and 2 thereto, except that we have not examined the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein;

Apollo Investment Corporation July 16, 2021 Page 2

(vii)	the Prospectus, except that we have not examined the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein;

(viii)

a certificate of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), dated as of a recent date, to the effect that, among other things, the Company is duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing and duly authorized to exercise all the powers recited in its charter and to transact business in the State of Maryland;

(ix)	a certificate of the Secretary of the Company dated July 16, 2021 (the “Officer’s Certificate”), certifying, among other things, as to the Resolutions, and the Governing Documents.

For the purposes of the opinions expressed herein, we have relied as to factual matters on various certificates of officers or representatives of the Company and of public officials and have relied on and assumed the accuracy of representations and warranties made to us by officers or representatives of the Company, and have relied on and assumed the accuracy of factual matters included in the representations and warranties made by the Company in the Underwriting Agreement. We have also examined such applicable provisions of Maryland law as we have considered necessary for purposes of giving such opinions.

In giving the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied on by us had full legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

The Securities have been duly authorized by the Company for sale to the Underwriters pursuant to the Underwriting Agreement and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Securities will be validly issued.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. We express no opinion as to federal securities laws or state securities laws, other anti-fraud laws, or any law, rule or regulation that is applicable to the Company, the Securities, the Underwriting Agreement or the

Apollo Investment Corporation July 16, 2021 Page 3

transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Underwriting Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate, including without limitation the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended. The opinions expressed herein are limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinions expressed herein are being furnished by us to you solely for your benefit in connection with the transactions contemplated by the Underwriting Agreement and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, we understand that Simpson Thacher & Bartlett LLP and the Trustee will be relying on our opinions in giving their opinion letter to you on the date hereof as contemplated by the Underwriting Agreement and we consent to that reliance.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on July 16, 2021 and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:
Principal